Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ritchie Bros. Auctioneers Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)

Equity	Common Shares, no par value per share	457(f)(1) 457(c)	554,626 (2)	N/A	N/A	0.0001102	N/A
Equity	Common Share Purchase Rights (4)	---	---	---	---	---	---

Total Offering Amounts					N/A		N//A

Total Fee Offsets							N/A

Net Fee Due							N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, no par value per share (“RBA common shares), of the registrant, Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (“RBA”) that become issuable by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding RBA common shares.

(2)	Represents RBA common shares issuable upon the exercise or settlement, as applicable, of equity awards issued pursuant to the IAA, Inc. 2019 Omnibus Stock and Incentive Plan (the “IAA Plan”), which equity awards were converted into equity awards in respect of RBA common shares pursuant to that certain Agreement and Plan of Merger and Reorganization, dated November 7, 2023 and amended as of January 22, 2023, by and among RBA, Ritchie Bros. Holdings Inc., a Washington corporation and a direct and indirect wholly owned subsidiary of RBA (“US Holdings”), Impala Merger Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings, Impala Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings, and IAA, Inc., a Delaware corporation.

(3)	All filing fees payable in connection with the registration of these securities were paid previously in connection with the filing of RBA’s original registration statement on Form S-4 (File No. 333-268787), and Pre-Effective Amendment No. 1 and Pre-Effective Amendment No. 2 thereto, filed with the Securities and Exchange Commission on December 14, 2022, February 1, 2023 and February 9, 2023, respectively, to which this Registration Statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

(4)	Each RBA common share to be registered hereunder shall, upon the issuance thereof, have a right attached which, upon the occurrence of certain events, entitles the holder thereof to acquire one RBA common share at 50% of the market price at the time of exercise, as further described in the Amended and Restated Shareholder Rights Plan Agreement, dated as of February 28, 2019, by and between RBA and Computershare Investor Services, Inc., as Rights Agent.